March 29, 2010

Thompson Plumb Funds, Inc.
918 Deming Way
Madison, Wisconsin  53717

Ladies and Gentlemen:

We hereby consent to the incorporation of our opinion regarding the legality of the shares of Thompson Plumb Funds, Inc. into the Post-Effective Amendment to Thompson Plumb Funds’ Registration Statement to which this consent letter is attached as an Exhibit.  Our legal opinion appeared as an Exhibit to Post-Effective Amendment No. 28 to Thompson Plumb Funds’ Registration Statement on Form N-1A (1933 Act Registration No. 33-6418), which was filed with the Securities and Exchange Commission on March 27, 2009. We hereby consent to the references to our firm in the Prospectus and Statement of Additional Information constituting parts of the Registration Statement.

Very truly yours,

/s/  Quarles & Brady LLP

QUARLES & BRADY LLP

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